Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS SIGNIFICANT FISCAL 2011 EARNINGS GROWTH ON STRONG UNDERLYING NET SALES GROWTH – FORECASTS CONTINUATION OF UNDERLYING GROWTH STORY

Louisville, KY, June 9, 2011 – Building on record earnings and operating income in fiscal 2011, Brown-Forman anticipates continued underlying operating income growth for fiscal 2012.  Reported net sales grew 6% to more than $3.4 billion in fiscal 2011.  Reported operating income increased 20% to $855 million for the year.  Diluted earnings per share was $3.90.  Excluding the gain on sale from the Hopland-based wine business and certain onetime tax benefits, reported operating income grew 13% to $802 million and diluted earnings per share grew 18% to $3.57.  These strong earnings results were supported by underlying1 net sales growth of 4% and underlying operating income growth of 6% in what continued to be challenging economic, consumer, and competitive environments.
Paul Varga, the company’s chief executive officer stated, “I am pleased with both our financial results and our strategic progress in fiscal 2011.  We accelerated our growth rate of underlying net sales over last year and experienced better growth in the second half than the first half on the same measure.  Importantly, Brown-Forman continued to implement strategic initiatives, most notably portfolio changes and route-to-consumer enhancements, which we believe will position our brands and company for enduring success.”
In fiscal 2012, the company expects to continue its strong growth internationally while improving its performance in the U.S.  Once again, benefits from the development of existing brands, portfolio expansion, and improved route-to-consumer capabilities are expected to be key contributors to solid underlying performance in fiscal 2012.

1 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the fourth quarter and full year of fiscal 2011, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the note to this press release.

For fiscal 2012, Brown-Forman projects net sales growth for each of its five geographic regions.  This represents a continuation of the company’s broad-based international growth in fiscal 2011 and an improvement in U.S. net sales trends.  Additionally, the expectations for growth build off of the acceleration in net sales momentum experienced in the second half of fiscal 2011.  Brown-Forman delivered solid net sales growth from developed and emerging markets including Australia, the U.K., Mexico, Turkey, Germany, and France.  These countries, among others, fueled the company’s international performance and continued to expand its geographic breadth in fiscal 2011.  Further positioning the company for continued growth in fiscal 2012 and beyond were recent enhancements to the company’s route-to-consumer in Germany, Brazil, Canada, the Netherlands, and Russia.
In fiscal 2012, Brown-Forman expects to continue to grow the Jack Daniel’s Family while also fueling the growth and expansion of super-premium and developing brands such as Chambord Vodka, el Jimador and Herradura tequilas, Sonoma-Cutrer, and Woodford Reserve.  Brown-Forman aims to improve the performance of important brands such as Southern Comfort and Canadian Mist by improving their marketing communications and through product innovations.
Brand and package innovations introduced in fiscal 2011, together with further geographic expansion, are also expected to contribute to the company’s performance in fiscal 2012.  Brand line extensions such as Jack Daniel’s Tennessee Honey, Chambord Vodka, Southern Comfort Lime, and Early Times 354 Bourbon contributed to the company’s incremental net sales growth during the year.  These line extensions and the sale of the Hopland-based wines are part of a strategic decision to reposition the portfolio and focus more on the brands which the company believes have the greatest potential for long-term growth and returns.  The initial market reception for these line extensions has been positive, particularly for Jack Daniel’s Tennessee Honey.  Also in fiscal 2011, new packaging was rolled out for Southern Comfort, Herradura, Chambord, and Tuaca.  Additionally, the company expanded several brands into new geographic markets, such as introducing Jack Daniel’s spirit-based ready-to-drink products in the U.S.  Further innovation is planned for fiscal 2012 including the recently announced packaging changes for Jack Daniel’s Tennessee Whiskey and Finlandia.  These packaging enhancements are expected to strengthen the presentation of the brands in the marketplace, while other planned innovations are aimed at providing consumer benefits such as convenience or flavor variety.

Leading the company’s growth in fiscal 2011 was the Jack Daniel’s Family, which grew reported net sales 10% and constant currency net sales 8%.  Jack Daniel’s Tennessee Whiskey made solid gains in the U.K., Germany, Poland, Mexico, and Turkey.  Jack Daniel’s ready-to-drink brands showed continued strength in Australia, Germany, the U.K. and Mexico, as well as experienced early success from their expansion into other markets.  Gentleman Jack grew in nearly all markets around the world in which it is sold.  Broad-based growth of the Jack Daniel’s Family is expected to continue into 2012.
Also contributing to the company’s net sales growth in fiscal 2011 were el Jimador, along with super-premium brands Herradura, Sonoma-Cutrer, Chambord Liqueur, Chambord Vodka, Woodford Reserve, and Tuaca.  Growth from these brands more than offset the soft year for Southern Comfort and Finlandia.  Reported net sales for el Jimador increased 16% and constant currency net sales grew 11%.  For the company’s super-premium brands, reported net sales grew an impressive 15% and constant currency net sales increased 13%.  Brown-Forman intends to continue to invest behind these brands to fuel their growth in fiscal 2012 and beyond.
Brown-Forman’s fiscal 2011 gross profit growth outpaced net sales gains as the company realized production efficiencies and reduced the quantity of value-added packaging.  Increases in the company’s operating investments (advertising expense and selling, general, and administrative expense) were in line with underlying net sales growth. Brown-Forman achieved modest underlying operating leverage as it continued to optimize its mix of total investment by capitalizing on its organizational flexibility and allocating resources among brands, geographies, and channels in ways that it believes enable the company to effectively and efficiently reach consumers around the world.
Brown-Forman’s success in fiscal 2011 strengthened its already impressive financial condition.  The company produced what it believes to be an industry-leading return on invested capital2 of 20%, excluding the gain on sale from the Hopland-based wine business and certain onetime tax benefits.  The company reduced its net debt levels to $192 million and its ratio of total debt-to-total capital3 remained at 27%, providing ample room to borrow as additional investment opportunities arise.

2 Return on invested capital is defined as the sum of net income (excluding extraordinary items) and after-tax interest expense, divided by average invested capital.  Invested capital equals assets less liabilities, excluding interest-bearing debt
3 Total debt-to-total capital is defined as total debt divided by the sum of total debt and stockholder’s equity

Brown-Forman’s cash flow improved through both its operating performance and the sale of its Hopland-based wine business.  Over the last 20 years, the company learned and benefitted from the leading environmental stewardship of Fetzer and Bonterra.  While this sustainability mindset will endure in day-to-day operations, in late April, the company donated $2 million to establish the Brown-Forman Environmental Sustainability Foundation to honor Fetzer and Bonterra's environmental legacy by providing funds to non-profit organizations for sustainability projects.
During fiscal 2011, the company returned significant cash to shareholders by paying $181 million in regular dividends, $145 million in the form of a special cash dividend, and repurchasing an aggregate $136 million Class A and Class B shares.  Included in the fiscal 2011 share repurchases were $18 million Class A and Class B shares repurchased as part of the current $250 million open authorization which expires November 30, 2011.  Brown-Forman continued its history of outperforming the S&P 500, as the company grew total shareholder return 28% in fiscal 2011, while the S&P 500 increased 17%.  Over the ten-year period ending April 30, 2011, Brown-Forman delivered an annualized total shareholder return of 14% compared to the S&P 500’s return of 3% per annum.
Varga stated, “Our high return on invested capital, our significant return of cash to shareholders, and strong total shareholder return continue to demonstrate our company’s excellent financial health.”

Fourth Quarter
During the fourth quarter of fiscal 2011, reported net sales grew 8% and underlying net sales gained 3%.  The company remained resourceful in its approach to investing behind its brands, effectively and efficiently reaching and responding to our consumers in the challenging environment.  Reported advertising expenses increased 11% and underlying advertising expenses grew 7% in the quarter.  The advertising expenses outpaced the net sales growth largely as a result of the company providing strong support for its launch of Jack Daniel’s Tennessee Honey through a campaign that combined both traditional and new media.  The company intends to continue to support its brands by remaining agile and adaptive to the world’s changing environment and optimizing the mix of its total brand investments.  The operating income results during the quarter also improved when compared to the fourth quarter of fiscal 2010, due to the absence of higher compensation related expense incurred in the prior year.

Fiscal 2012 Outlook
Brown-Forman expects the global economic environment and consumer trends to continue to improve in fiscal 2012.  Uncertainties remain, however, including improvements or deterioration of the global economic and consumer environments, changes in distributor and retail inventory levels, consumer response to innovation activities, and volatility in foreign exchange rates.  Brown-Forman is setting a $0.40 guidance range of $3.45 to $3.85 for fiscal 2012 earnings per share, which represents expectations for incremental growth after adjusting for the sale of the Hopland-based wine business and certain onetime tax benefits.  The company anticipates underlying operating income growth in the mid-to-high-single digits.
The following table details the current fiscal 2012 guidance and expectations:
EPS Roll Forward
Fiscal 2011 Reported EPS	$3.90
Absence of fiscal 2011 Items: Gain on sale of Hopland-based wine business Profit from Hopland-based wine business Certain tax benefits	0.26 0.16 0.07
Adjusted Prior Year Base EPS4	$3.41
Expected incremental growth	0.04 to 0.44
Fiscal 2012 EPS Guidance	$3.45 to $3.85

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410 and ask for the Brown-Forman call.  No password is required.  The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.
A live audio broadcast of the conference call will also be available via
Brown-Forman’s Internet Web site, www.brown-forman.com, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international).  The identification code is 66832725.  A digital audio recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman’s brands are supported by nearly 3,900 employees and sold in approximately 135 countries worldwide.  For more information about the company, please visit http://www.brown-forman.com/.

4 We believe that excluding specific items which are not anticipated to impact fiscal 2012 earnings provides helpful information in forecasting and planning the growth expectations of the company.

Important Information on Forward-Looking Statements:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
declining or depressed economic conditions in our markets; political, financial, or credit or capital market instability; supplier, customer or consumer credit or other financial problems; bank failures or governmental debt defaults or nationalizations

•	failure to develop or implement effective business and brand strategies and innovations, including route-to-consumer, and marketing and promotional activity
•	unfavorable trade or consumer reaction to our new products, product line extensions, or changes in formulation, packaging or pricing
•	inventory fluctuations in our products by distributors, wholesalers, or retailers
•
competitors’ pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our markets, or other competitive activities

•
declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors

•
changes in tax rates (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, or other restrictions affecting beverage alcohol, and the unpredictability and suddenness with which they can occur

•
governmental or other restrictions on our ability to produce, import, sell, price, or market our products, including advertising and promotion in either traditional or new media; regulatory compliance costs

•	business disruption, decline or costs related to reductions in workforce or other cost-cutting measures
•	lower returns or discount rates related to pension assets, interest rate fluctuations, inflation or deflation
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, or Polish zloty
•
changes in consumer behavior or preferences and our ability to anticipate and respond to them, including societal attitudes or cultural trends that result in reduced consumption of our products; reduction of bar, restaurant, hotel or other on-premise business or travel

•	consumer shifts away from spirits or premium-priced spirits products; shifts to discount store purchases or other price-sensitive consumer behavior
•	distribution and other route-to-consumer decisions or changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related costs
•
effects of acquisitions, dispositions, joint ventures, business partnerships or investments, or portfolio strategies, including integration costs, disruption or other difficulties, or impairment in the recorded value of assets (e.g. receivables, inventory, fixed assets, goodwill, trademarks and other intangibles)

•
lower profits, due to factors such as fewer or less profitable used barrel sales, lower production volumes, decreased demand for products we sell, sales mix shift toward lower priced or lower margin SKUs, or cost increases in energy or raw materials, such as grain, agave, wood, glass, plastic, or closures

•
natural disasters, climate change, agricultural uncertainties, environmental or other catastrophes, our suppliers’ financial hardships or other factors that affect the availability, price, or quality of agave, grain, glass, energy, closures, plastic, water, wood, or finished goods

•	negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, contamination, or recalls and resulting negative effects on our sales, brand equity, or corporate reputation
•
significant costs or other adverse developments stemming from class action, intellectual property, governmental, or other major litigation; or governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our importers, distributors, or retailers

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2010 and 2011
(Dollars in millions, except per share amounts)

	2010	2011	Change

Net sales	$733.0	$791.3	8%
Excise taxes	171.1	180.6	6%
Cost of sales	184.6	187.4	2%
Gross profit	377.3	423.3	12%
Advertising expenses	89.7	99.7	11%
Selling, general, and administrative expenses	165.7	166.9	1%
Amortization expense	1.3	1.3
Other expense (income), net	2.1	(66.5)
Operating income	118.5	221.9	87%
Interest expense, net	6.3	7.3
Income before income taxes	112.2	214.6	91%
Income taxes	39.5	49.2
Net income	$72.7	$165.4	128%

Earnings per share:
Basic	$0.49	$1.14	130%
Diluted	$0.49	$1.13	130%

Gross margin	51.5%	53.5%
Operating margin	16.2%	28.0%

Effective tax rate	35.2%	22.9%

Cash dividends paid per common share	$ 0.300	$ 0.320

Shares (in thousands) used in the
calculation of earnings per share
Basic	146,730	145,005
Diluted	147,541	145,997

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Years Ended April 30, 2010 and 2011
(Dollars in millions, except per share amounts)

	2010	2011	Change

Net sales	$3,225.5	$3,404.3	6%
Excise taxes	756.6	817.8	8%
Cost of sales	857.6	862.1	1%
Gross profit	1,611.3	1,724.4	7%
Advertising expenses	349.9	366.5	5%
Selling, general, and administrative expenses	539.5	574.0	6%
Amortization expense	5.0	5.1
Other expense (income), net	6.9	(76.2)
Operating income	710.0	855.0	20%
Interest expense, net	28.0	26.4
Income before income taxes	682.0	828.6	21%
Income taxes	232.8	257.0
Net income	$449.2	$571.6	27%

Earnings per share:
Basic	$3.03	$3.92	29%
Diluted	$3.02	$3.90	29%

Gross margin	50.0%	50.7%
Operating margin	22.0%	25.1%

Effective tax rate	34.1%	31.0%

Cash dividends paid per common share:
Regular quarterly cash dividends	$1.175	$1.240
Special cash dividend	--	$1.000
Total	$1.175	$2.240

Shares (in thousands) used in the
calculation of earnings per share
Basic	147,834	145,603
Diluted	148,575	146,514

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
As of April 30, 2010 and 2011
(Dollars in millions)

	2010	2011
Assets:
Cash and cash equivalents	$ 232	$ 567
Accounts receivable, net	418	496
Inventories	651	647
Other current assets	226	266
Total current assets	1,527	1,976

Property, plant, and equipment, net	468	393
Goodwill	666	625
Other intangible assets	669	670
Other assets	53	48
Total assets	$3,383	$3,712

Liabilities:
Accounts payable and accrued expenses	$ 342	$ 412
Short-term borrowings	188	--
Current portion of long-term debt	3	255
Other current liabilities	13	40
Total current liabilities	546	707

Long-term debt	508	504
Deferred income taxes	82	150
Accrued postretirement benefits	283	203
Other liabilities	69	88
Total liabilities	1,488	1,652

Stockholders’ equity	1,895	2,060

Total liabilities and stockholders’ equity	$3,383	$3,712

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Years Ended April 30, 2010 and 2011
(Dollars in millions)

	2010	2011

Cash provided by operating activities	$545	$527

Cash flows from investing activities:
Proceeds from sale of business	--	234
Additions to property, plant, and equipment	(34)	(39)
Other	(1)	8
Cash (used for) provided by investing activities	(35)	203

Cash flows from financing activities:
Net (repayment) issuance of debt	(302)	57
Acquisition of treasury stock	(158)	(136)
Dividends paid	(174)	(326)
Other	(3)	(1)
Cash used for financing activities	(637)	(406)

Effect of exchange rate changes
on cash and cash equivalents	19	11

Net (decrease) increase in cash and cash equivalents	(108)	335

Cash and cash equivalents, beginning of period	340	232

Cash and cash equivalents, end of period	$232	$567

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Twelve Months Ended	Fiscal Year Ended
	April 30, 2011	April 30, 2011	April 30, 2010

Reported change in net sales	8%	6%	1%
Impact of foreign currencies	(6%)	(2%)	-
Impact of Hopland-based wine business sale	1%	-	-
Estimated net change in distributor inventories	-	-	(1%)
Discontinued brands	-	-	1%

Underlying change in net sales	3%	4%	1%

Reported change in gross profit	12%	7%	2%
Impact of foreign currencies	(6%)	(2%)	1%
Estimated net change in distributor inventories	(1%)	-	(1%)
Impact of Hopland-based wine business sale	1%	-	-
Non-cash agave charge (FY2009)	-	-	(1%)

Underlying change in gross profit	6%	5%	1%

Reported change in advertising	11%	5%	(9%)
Impact of foreign currencies	(4%)	(1%)	(1%)
Discontinued brands	-	-	1%

Underlying change in advertising	7%	4%	(9%)

Reported change in SG&A	1%	6%	(1%)
Impact of Hopland-based wine business sale	(4%)	(1%)	-
Impact of foreign currencies	(2%)	(1%)	-
Dispute settlement	4%	1%	-
Reduction in workforce	-	-	2%

Underlying change in SG&A	(1%)	5%	1%

Reported change in operating income	87%	20%	7%
Impact of Hopland-based wine business sale	(44%)	(7%)	-
Impact of foreign currencies	(19%)	(3%)	1%
Dispute settlement	(5%)	(1%)	-
Estimated net change in distributor inventories	(1%)	(1%)	(2%)
Impairment charge	-	(2%)	2%
Non-cash agave charge (FY2009)	-	-	(4%)
Reduction in workforce	-	-	(2%)
Discontinued brands	-	-	4%

Underlying change in operating income	18%	6%	6%

Notes:
Foreign currencies – Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the company has historically translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The company believes this allows both management and investors to understand better Brown-Forman’s growth trends.

Hopland-based wine business sale – Refers to the company’s April 2011 sale of its Hopland, California-based wine business to Viña Concha y Toro S.A. Included in this sale are the Fetzer winery, bottling facility, and vineyards, as well as the Fetzer brand and other Hopland, California-based wines, including Bonterra, Little Black Dress, Jekel, Five Rivers, Bel Arbor, Coldwater Creek, and Sanctuary. Also included in the sale is a facility in Paso Robles, California. We believe that excluding the gain on the sale and costs associated with the sale provides helpful information in forecasting and planning the growth expectations of the company.

Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the company’s brands.  Brown-Forman computes this effect using estimated depletion trends and separately identifying trade inventory changes in the variance analysis for key measures.  Based on the estimated depletions and the fluctuations in distributor inventory levels, the company then adjusts the percentage variances from prior to current periods for our key measures.  Brown-Forman believes it is important to make this adjustment in order for management and investors to understand the results of the business without distortions that can arise from varying levels of distributor inventories.

Discontinued brands – Refers both to the company’s December 2008 sale of its Bolla and Fontana Candida Italian wine brands to Gruppo Italiano Vini (GIV) and to the impact of certain agency brands distributed in various geographies that exited Brown-Forman’s portfolio during the comparable fiscal year.  The company believes that excluding the prior incremental net contribution from these brands, as well as the net gain on the sale of the Italian wine brands, provides helpful information in forecasting and planning the growth expectations of the company.

Non-cash agave charge (FY2009) – Refers to an abnormal number of agave plants identified during the first quarter of fiscal 2009 as dead or dying.  Although agricultural uncertainties are inherent in the tequila or any other business that includes the growth and harvesting of raw materials, Brown-Forman believes that the magnitude of this item distorts the underlying trends of the business.  Therefore, the company believes that excluding this $22.4 million pre-tax non-cash charge allows for a better understanding of profit trends.

Dispute settlement – Refers to the favorable resolution of a dispute in an international market relating to the importation of our products.  Management believes that excluding this benefit provides helpful information in forecasting and planning the growth expectations of the company.

Reduction in workforce – Refers to the $12 million of charges associated with the reduction in global workforce, including the early retirement program, during April 2009.  Brown-Forman believes that excluding those costs provides investors a better understanding of the company’s cost base.

Impairment charge – Refers to a non-cash charge related to a trademark impairment of Don Eduardo, a low-volume, high-priced tequila brand.  Brown-Forman believes excluding this $11.6 million pre-tax non-cash charge allows for a better understanding of profit trends.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

Schedule B

Brown-Forman Corporation
Supplemental Information (Unaudited)
Twelve Months Ended April 30, 2011

			% Change vs. FY2010
	Depletions (000’s)		Depletions		Net Sales
Brand	9-Liter	Equivalent Conversion5	9-Liter	Equivalent Conversion	Reported	Constant Currency
Jack Daniel’s Family	16,025	11,040	8%	5%	10%	8%
Jack Daniel’s Family of Whiskey Brands6	10,485	10,485	4%	4%	7%	6%
Jack Daniel’s RTD	5,540	555	17%	17%	29%	18%
el Jimador Family	5,830	1,650	4%	7%	14%	9%
el Jimador	1,185	1,185	8%	8%	16%	11%
New Mix RTD7	4,645	465	4%	4%	11%	5%
Finlandia Family	2,950	2,920	(1%)	(2%)	(2%)	(2%)
Finlandia	2,920	2,920	(2%)	(2%)	(2%)	(2%)
Finlandia RTD	30	0	NA	NA	NA	NA
Southern Comfort Family	2,540	2,165	(3%)	(4%)	(1%)	(3%)
Southern Comfort8	2,125	2,125	(4%)	(4%)	(1%)	(2%)
Southern Comfort RTD/RTP9	415	40	3%	3%	(7%)	(16%)
Fetzer Valley Oaks	1,940	1,940	(11%)	(11%)	(14%)	(14%)
Canadian Mist	1,710	1,710	(6%)	(6%)	(8%)	(8%)
Korbel Champagne	1,320	1,320	2%	2%	0%	0%
Super-Premium Other10	1,010	1,010	11%	11%	15%	13%
Rest of Brand Portfolio (excl. Discontinued Brands)	2,670	2,670	(6%)	(6%)	(2%)	(4%)
Total Active Brands11	35,995	26,425	3%	0%	6%	4%
Note: Totals may differ due to rounding

5 Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) brands to a similar drinks equivalent as the parent brand for various trademark families.  RTD volume is divided by 10.
6 Jack Daniel’s brand family excluding RTD line extensions
7 RTD brand produced with el Jimador tequila
8 Includes Southern Comfort, Southern Comfort Reserve, and Southern Comfort Lime
9 Refers to all RTD and ready-to-pour (RTP) line extensions of Southern Comfort
10 Includes Chambord, Herradura, Sonoma-Cutrer, Tuaca, and Woodford Reserve
11 Total continuing brand reported net sales can be calculated using data supplied on Schedule A by adding the discontinued brand adjustment to the reported change in net sales.  Calculating constant currency net sales requires the additional step of adding the foreign currencies adjustment.

Schedule B Continued
Brown-Forman Corporation
Supplemental Information (Unaudited)
Three and Twelve Months Ended April 30, 2011

Additional Commentary:

•
Total active brands depletions were flat and reported net sales increased 8% during the fourth quarter of fiscal 2011.  Constant currency net sales grew 2% for the company’s active brands in the quarter.

•
For the Jack Daniel’s Family of Whiskey Brands, fiscal 2011 depletion gains in France, the U.K., Germany, Poland, Turkey, Mexico, and Australia outpaced declines in Greece, South Africa, and Russia.  For the fourth quarter, depletions for the Jack Daniel’s Family of Whiskey Brands increased in the low-single digits.

•
International depletions for Jack Daniel’s Tennessee Whiskey grew 4% in the fourth quarter and 8% for fiscal 2011.  U.S. depletions for the brand declined 3% for the fourth quarter and were flat for the year.

•
Gentleman Jack’s and Jack Daniel’s Single Barrel’s depletions, reported net sales and constant currency net sales continued to outpace the company’s overall growth during the three- and twelve-month periods.

•
Jack Daniel’s RTDs registered double-digit growth in net sales on both a reported and constant currency basis for the fiscal year as the brands benefitted from strong volumetric gains in Australia, Germany, the U.K. and Mexico, as well as the geographic expansion into the U.S. and Belgium.  In Australia, Jack Daniel’s RTDs added more than 450,000 nine-liter cases during fiscal 2011 after growing the prior year nearly 50%.

•
el Jimador’s growth continued due to high-single digit depletion gains in the U.S. and internationally during the fourth quarter.  For the year, el Jimador grew depletions 17% in the U.S. and in the mid-single digits internationally.

•
Finlandia’s depletions declined in the fourth quarter due to continued disruption related to a distribution change in Russia.  In Poland, the brand’s largest market, Finlandia grew 11% during the three-month period and 5% for the year.

•
The company believes Southern Comfort liqueur in the U.S. continued to be affected by increased competition from flavored whiskeys, flavored vodkas, and spiced rums, particularly those consumed in the more traditional shot occasion.

•	The company’s super-premium brands delivered strong growth during the fourth quarter and fiscal year.

Schedule C
Brown-Forman Corporation
Supplemental Information (Unaudited)

Period Ending April 30, 2011	Annualized Total Shareholder Returns (Dividends Reinvested)
Company/Index	1-Year	2-Year	5-Year	10-Year	15-Year

Brown-Forman (Class B)	28%	28%	7%	14%	13%

Index Benchmarks
S&P 500	17%	28%	3%	3%	7%
S&P 500 Consumer Staples	18%	24%	9%	7%	8%

Major Public Wine & Spirits Competitors
Campari U.S. Dollar Local Currency	44% 28%	49% 40%	10% 6%	NA NA	NA NA
Constellation (Class A)	23%	39%	(2%)	11%	13%
Diageo U.S. Dollar Local Currency	23% 13%	35% 27%	8% 10%	11% 9%	11% 10%
Fortune Brands	26%	31%	(2%)	11%	9%
Pernod Ricard U.S. Dollar Local Currency	21% 8%	34% 26%	8% 4%	19% 13%	14% 13%
Remy Cointreau U.S. Dollar Local Currency	57% 41%	64% 55%	12% 9%	13% 7%	11% 10%
Source: Bloomberg

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